Exhibit 10.2

WRITTEN DESCRIPTION OF

AMENDED ORAL AGREEMENT

BETWEEN

DR. DAVID C. COLLINS AND

LEARNING TREE INTERNATIONAL, INC.

Dr. David C. Collins, formerly Chairman of the Board and Chief Executive Officer of Learning Tree International, Inc. (the “Company”), has been Vice Chairman of the Board since 2007 with an annual compensation of one dollar per year plus Company-paid life insurance premiums for a special life insurance program. Dr. Collins provides advice on special projects as mutually agreed between him and the Company and oversees a charitable program with the concurrence of the Nominating and Governance Committee of our Board of Directors.